Exhibit 23.1




Consent of Independent Auditors


To the Board of Directors
   Megola, Inc. (formerly SuperiorClean, Inc.)

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated May 28, 2003, relating to the consolidated financial statements of SuperiorClean, Inc. for the year ended February 28, 2003 appearing in SuperiorClean's Form 10-KSB, and to our inclusion as a named expert. Our report included an explanatory paragraph regarding the substantial doubt about SuperiorClean's ability to continue as a going concern.


Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas


January 14, 2004